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                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                           SUNTEX ACQUISITION, L.P.


      This Certificate of Limited Partnership of Suntex Acquisition, L.P. (the "Limited Partnership") is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

      1. The name of the limited partnership is Suntex Acquisition, L.P.

      2. The address of the registered office of the Limited Partnership in Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The Limited Partnership's registered agent at that address is Corporation Service Company.

      3. The name and address of the general partner is:

            NAME                               ADDRESS
            ----                               -------
            Suntex Acquisitions, Inc.          150 East 58th Street, 19th Floor
                                               New York, NY 10155


      IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed as of June 10, 1997.

                                          SUNTEXT ACQUISITION, L.P.

                                          By: Suntex Acquisition, Inc.,
                                              as General Partner



                                          By: /s/ Robert F.X. Sillerman
                                              -----------------------------
                                                  Robert F.X. Sillerman
                                                  Executive Chairman